EXHIBIT 99.1

Amendment to the Amended and Restated By-Laws
Approved by the Board of Directors of
Chattem, Inc.
November 7, 2007

1.
Article IV of the Amended and Restated By-Laws of Chattem, Inc. (the “Corporation”), as amended prior to the date hereof, is hereby deleted in its entirety and in lieu thereof shall be inserted the following:

ARTICLE IV – SHARES

Section 1.  Certificates of Stock.  Shares of the capital stock of the Corporation may be either certificated or uncertificated.  Shares of capital stock of the Corporation represented by certificates shall be in such form as may from time to time be prescribed by the Board of Directors.  Such certificate shall be signed either manually or in facsimile by the Chairman of the Board, the President or a Vice President and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary.  In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed on such certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such officer, transfer agent or registrar were such officer, transfer agent or registrar at the time of its issue.

Section 2.  Transfers.  Unless otherwise provided by the Board of Directors, if shares of capital stock are certificated, such shares may be transferred only on the books of the Corporation by the surrender to the Corporation or its transfer agent of the certificate properly endorsed or accompanied by a written assignment or power of attorney properly executed.  If shares of stock are not certificated, such shares may be transferred only on the books of the Corporation upon the receipt of proper instructions from the holder of uncertificated shares.  In the case of transfers of either certificated or uncertificated shares of capital stock, the Corporation or its transfer agent shall also receive such evidence of succession, assignment and authority as either may reasonably require.  Transfers shall also be subject to applicable transfer restrictions imposed by law or agreement.

Section 3.  Record Holders.  Except as may otherwise be required by law, by the Restated Charter or by these by-laws, the Corporation shall be entitled to treat the record holder of stock, whether certificated or uncertificated, as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect thereto, regardless of any transfer, pledge or other disposition of such stock, until the shares have been transferred on the books of the Corporation in accordance with the requirements of these by-laws.

Section 4.  Voting Upon Shares of Other Corporations Held by the Corporation.  The Chairman of the Board or the President shall have authority to vote in person or by proxy on behalf of the Corporation at any meeting of shareholders of any corporation in which the Corporation may hold shares.  The board may confer like powers upon any other officer.

2.	Except as specifically provided above, the Corporation’s Amended and Restated By-Laws, as amended prior to the date hereof, shall continue in full force and effect.